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                                                                   Exhibit 8.2

                    [TESTA, HURWITZ & THIBEAULT LETTERHEAD]


                                October 25, 1995


Teradyne, Inc.
321 Harrison Avenue
Boston, MA 02118

     Re: Merger pursuant to the Agreement and Plan of Merger and Reorganization, as amended, by and among Teradyne, Inc., M Merger Corporation, and Megatest Corporation.

Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the filing of a Registration Statement on Form S-4 of Teradyne, Inc. ("Teradyne"), a Massachusetts corporation (the "Registration Statement"). The Registration Statement is being filed in connection with the transactions contemplated by the Agreement and Plan of Merger and Reorganization, as amended, by and among Teradyne, M Merger Corp., a Delaware corporation and a wholly owned subsidiary of Teradyne, and Megatest Corporation ("Megatest"), a Delaware corporation, dated September 5, 1995 (the "Agreement"). Pursuant to the Agreement, M Merger Corp. will merge with and into Megatest and Megatest will survive the transactions (the "Merger").

     Except as otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to Teradyne in connection with the Merger. For the purpose of rendering this opinion, we have examined and are relying upon, without any independent investigation or review thereof, the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

     1.  The Agreement (including Exhibits thereto);

     2.  A letter of representations from Teradyne dated as of October 25, 1995;
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                    [TESTA, HURWITZ & THIBEAULT LETTERHEAD]

Teradyne, Inc.
Page 2
October 25, 1995


     3. A letter of representations from Megatest dated as of October 25, 1995:

     4.     The Registration Statement; and

     5. Such other instruments and documents related to the formation, organization and operation of Teradyne, M Merger Corp. and Megatest, or to the consummation of the Merger and the transactions contemplated thereby, as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations, and are relying thereon, without any independent investigation or review thereof, that:

     1. Original documents, including signatures, are authentic, documents submitted to us as copies conform to the original documents, and there has been, or will be by the Effective Time, due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. The Affiliate Agreements provided for in the Agreement will be delivered in a form satisfactory to us prior to the Effective Time;

     3.     The Merger will be effective under the applicable state law;

     4. Any representation or statement made "to the best of the knowledge of" or similarly qualified is correct without such qualification; and

     5.     The continuity of interest requirement as specified in Treas. Reg.
Section 1.368-1(b) and as interpreted in certain Internal Revenue Service (the "Service") rulings and federal judicial decisions will be satisfied.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Agreement and Exhibits thereto:

     1. The Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

     2. The discussion entitled "The Merger -- Certain Federal Income Tax Consequences" in the Registration Statement, insofar as it relates to the tax consequences of the Merger, is correct in all material respects.


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                    [TESTA, HURWITZ & THIBEAULT LETTERHEAD]


Teradyne, Inc.
Page 3
October 25,1995


    This opinion represents and is based upon our best judgment regarding the application of existing provisions of the Code, Treasury Regulations (including Temporary and Proposed Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Service and existing judicial decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the specific tax consequences set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger. No opinion is expressed as to any transaction other than that described by the Agreement.

     No ruling has been or will be requested from the Service concerning the
federal income tax consequences of the Merger.   You should be aware that an
opinion of counsel represents only counsel's best judgement, and has no binding effect of official status of any kind, and that no assurance can be given that the Service would not assert a contrary position or that a court considering the issues would not hold otherwise.

     This opinion is intended solely for the benefit of Teradyne and may not be relied upon for any other purpose or by any other person or entity. This opinion may not be made available to any other person or entity without our prior written consent; provided, however, that we hereby consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to all references to our name whenever appearing in the Registration Statement.


                                              Very truly yours,

                                              /s/ TESTA, HURWITZ & THIBEAULT

                                              TESTA, HURWITZ & THIBEAULT